Exhibit 99.1

April 23, 2015

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470

BB&T reports first quarter results

Adjusted diluted EPS of $0.68 per share

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported quarterly earnings for the first quarter of 2015. Net income available to common shareholders was $488 million, compared to $496 million earned in the first quarter of 2014. Earnings per diluted common share totaled $0.67 for the quarter, compared to $0.68 for the first quarter of last year. Net income available to common shareholders was affected by $13 million in pre-tax merger-related charges, or $0.01 per diluted share.

“Given the challenges of the current rate environment, I am pleased with our financial performance and other accomplishments during the quarter,” said Chairman and Chief Executive Officer Kelly S. King. “We enjoyed solid loan growth, good expense control in a seasonally challenging quarter and outstanding credit quality.

“Revenues for the first quarter were $2.3 billion, up $34 million from the first quarter of 2014. These results were driven by continued strength in our fee-based businesses, with insurance achieving a record quarter. Excluding residential mortgage loans, average loans grew 5.4% compared to last quarter, and our credit metrics improved across the board.

“We are also pleased that the Federal Reserve did not object to our capital plan, which includes an increase in the quarterly dividend to $0.27, a 12.5% increase, three previously announced acquisitions and share buybacks of up to $820 million beginning in the third quarter of 2015,” said King.

“On April 1, we announced an agreement to substantially increase our partnership interest in AmRisc and to sell American Coastal Insurance Company, subject to regulatory approval. AmRisc does not assume any underwriting risk and represents an attractive fee income business for BB&T, while the sale of American Coastal Insurance Company will eliminate our exposure to potential underwriting losses in the future.

“We completed the acquisition of 41 branches in Texas, which added approximately $1.9 billion in deposits,” said King. “In addition, the pending acquisitions of The Bank of Kentucky and Susquehanna Bancshares are on track to close later this year.

“Capping off a successful first quarter, we achieved a significant milestone by launching our new general ledger system. We are very pleased with this accomplishment as we continue to automate business processes to make our company more efficient,” said King.

First Quarter 2015 Performance Highlights

•	Taxable equivalent revenues were $2.3 billion for the first quarter, down $49 million from the fourth quarter of 2014
o	Net interest margin was 3.33%, down three basis points compared to the prior quarter due to lower rates on new loans and runoff of loans acquired from the FDIC
o	Insurance income was up $31 million, an annualized increase of 30.7% that reflects seasonal growth in employee benefit commissions
o	Maintained a consistent fee income ratio of 45.8% compared to 46.2% in the prior quarter, reflecting revenue diversification

•	Noninterest expense was $1.4 billion, an annualized increase of 8.1% compared to the prior quarter
o	Personnel expense was up $36 million due to higher pension costs and seasonal increases in payroll taxes and fringe benefits, partially offset by a reduction in incentives and a slight headcount reduction
o	Loan-related expense decreased $33 million primarily due to a fourth quarter charge
o	Professional services decreased $14 million due to reduced legal and consulting costs
o	Other expense was up $42 million largely due to prior period benefits for franchise taxes and insurance-related expenses
o	The adjusted efficiency ratio was 58.5%

•	Average loans and leases held for investment increased 1.8% on an annualized basis compared to the fourth quarter of 2014; up 5.4% excluding residential mortgage
o	Average C&I loans increased 10.7%
o	Average sales finance loans increased 9.9%
o	Average residential mortgage loans decreased 8.1%, reflecting the strategic decision to sell conforming mortgage loan production

•	Average deposits decreased $784 million, or 2.4% annualized, compared to the prior quarter
o	Average noninterest-bearing deposits increased $571 million, or 5.9%
o	Average interest-bearing deposits decreased $1.4 billion, driven by time deposits, which decreased $3.0 billion
o	Average interest-bearing deposit costs were 0.25%, flat compared to the prior quarter
o	Deposit mix improved, with average noninterest-bearing deposits representing 30.6% of total deposits, compared to 30.0% in the prior quarter

•	Asset quality continued to improve
o	Nonperforming assets decreased $17 million, or 2.2%, from December 31, 2014
o	Delinquent loans decreased $280 million, or 19.6%
o	The allowance for loan loss coverage ratio was 2.45 times nonperforming loans held for investment in the first quarter, versus 2.39 times in the fourth quarter

•	Capital levels remained strong across the board
o	Common equity tier 1 to risk-weighted assets was 10.5%, or 10.3% on a fully phased-in basis
o	Tier 1 risk-based capital was 12.2%
o	Total capital was 14.5%
o	Leverage capital was 10.1%
o	Tangible common equity to tangible assets was 8.0%

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q1	Q4	Q1	Q1 15 vs.	Q1 15 vs.
	2015	2014	2014	Q4 14	Q1 14
Net income available to common shareholders	$488	$551	$496	$(63)	$(8)
Diluted earnings per common share	0.67	0.75	0.68	(0.08)	(0.01)

Net interest income - taxable equivalent	$1,347	$1,371	$1,383	$(24)	$(36)
Noninterest income	997	1,022	927	(25)	70
Total revenue	$2,344	$2,393	$2,310	$(49)	$34

Return on average assets (%)	1.18	1.28	1.27	(0.10)	(0.09)
Return on average risk-weighted assets (%)	1.48	1.68	1.69	(0.20)	(0.21)
Return on average common shareholders' equity (%)	9.05	9.99	9.77	(0.94)	(0.72)
Return on average tangible common shareholders'
equity (%)	14.00	15.45	15.68	(1.45)	(1.68)
Net interest margin - taxable equivalent (%)	3.33	3.36	3.52	(0.03)	(0.19)
Efficiency ratio (1) (%)	58.5	55.6	58.2	2.9	0.3

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

First Quarter 2015 compared to Fourth Quarter 2014

Consolidated net income available to common shareholders for the first quarter of 2015 was $488 million, a decrease of $63 million compared to the fourth quarter of 2014. On a diluted per common share basis, earnings for the first quarter were $0.67, compared to $0.75 earned in the prior quarter. BB&T’s results of operations for the first quarter produced an annualized return on average assets of 1.18%, an annualized return on average risk-weighted assets of 1.48% and an annualized return on average common shareholders’ equity of 9.05%, compared to prior quarter ratios of 1.28%, 1.68% and 9.99%, respectively. BB&T’s return on average tangible common shareholders’ equity was 14.00% for the first quarter of 2015, compared to 15.45% for the prior quarter.

Effective January 1, 2015, BB&T adopted new guidance related to the accounting for investments in qualified affordable housing projects. For prior periods, amortization expense related to qualifying investments in low income housing tax credits was reclassified from other income to provision for income taxes, and the amounts of amortization and tax benefits recognized were revised as a result of the adoption of the proportional amortization method. See Selected Items & Additional Information in the Quarterly Performance Summary for the impact to prior periods.

Total revenues were $2.3 billion for the first quarter of 2015, a decrease of $49 million compared to the prior quarter, which reflects a decrease in noninterest income of $25 million and a decrease in taxable-equivalent net interest income of $24 million.

The change in taxable-equivalent net interest income includes a $26 million decrease in interest income, driven by lower yields on new loans, and a $2 million decrease in interest expense. Net interest margin was 3.33% for the first quarter, a decrease of three basis points compared to the prior quarter. Average earning assets increased $808 million, or 2.0% annualized, while average interest-bearing liabilities were flat. The annualized yield on the total loan portfolio for the first quarter was 4.23%, a six basis point decrease compared to the prior quarter, which primarily reflects lower yields on new loans and the continued runoff of higher yielding loans acquired from the FDIC. The annualized fully taxable-equivalent yield on the average securities portfolio for the first quarter was 2.47%, up two basis points compared to the prior quarter.

The average annualized cost of interest-bearing deposits was 0.25%, flat compared to the prior quarter. The average annualized rate paid on long-term debt was 2.18%, a decrease of four basis points compared to the prior quarter, which primarily reflects the impact of hedging activity.

Excluding loans acquired from the FDIC, the provision for credit losses was $105 million and net charge-offs were $100 million for the first quarter, compared to $84 million and $102 million, respectively, for the fourth quarter. The prior quarter included a benefit of $24 million related to the sale of residential mortgage loans.

Noninterest expense was $1.4 billion for the first quarter, up $28 million compared to the prior quarter. This increase was driven by a $42 million increase in other expense and a $36 million increase in personnel expense, partially offset by a $33 million decrease in loan-related expense. The increase in other expense was primarily the result of benefits for franchise taxes and insurance-related expense recognized in the prior period, while the increase in personnel expense was due to higher pension costs and seasonal increases in payroll taxes and fringe benefits, partially offset by a reduction in incentives and approximately 150 fewer full-time equivalent employees. The decrease in loan-related expense was primarily due to a $27 million charge in the prior quarter related to an ongoing review of mortgage lending processes.

The provision for income taxes was $241 million for the first quarter, compared to $277 million for the prior quarter. This produced an effective tax rate for the first quarter of 30.6%, compared to 31.5% for the prior quarter.

First Quarter 2015 compared to First Quarter 2014

Consolidated net income available to common shareholders for the first quarter of 2015 was $488 million, a decrease of $8 million compared to the same quarter of 2014. On a diluted per common share basis, earnings for the first quarter of 2015 were $0.67, compared to $0.68 for the earlier quarter. BB&T’s results of operations for the first quarter of 2015 produced an annualized return on average assets of 1.18%, an annualized return on average risk-weighted assets of 1.48% and an annualized return on average common shareholders’ equity of 9.05%, compared to prior quarter ratios of 1.27%, 1.69% and 9.77%, respectively. BB&T’s return on average tangible common shareholders’ equity was 14.00% for the first quarter of 2015, compared to 15.68% for the earlier quarter.

Total revenues were $2.3 billion for the first quarter of 2015, up $34 million compared to the earlier quarter as a $70 million increase in noninterest income was partially offset by a $36 million decrease in taxable-equivalent net interest income.

Net interest margin was 3.33%, compared to 3.52% for the earlier quarter. Average earning assets increased $5.0 billion, or 3.2%, while average interest-bearing liabilities decreased $667 million, or 0.6%. The annualized yield on the total loan portfolio for the first quarter was 4.23%, a decrease of 35 basis points compared to the earlier quarter, which primarily reflects lower yields on new loans and continued runoff of higher yielding loans acquired from the FDIC. The annualized fully taxable-equivalent yield on the average securities portfolio for the first quarter was 2.47%, one basis point lower than the earlier period.

The average annualized cost of interest-bearing deposits was 0.25%, a decline of two basis points compared to the earlier quarter. The average annualized rate paid on long-term debt was 2.18%, a decrease of 31 basis points compared to the earlier quarter. This decrease was the result of lower rates on new issues during the last twelve months and the early extinguishment of higher cost FHLB advances during the third quarter of 2014.

The $70 million increase in noninterest income was primarily driven by higher mortgage banking income and insurance income, which increased $36 million and $13 million, respectively.

The provision for credit losses increased $39 million compared to the earlier quarter primarily due to a reserve release in the earlier quarter. Net charge-offs for the first quarter of 2015, excluding loans acquired from the FDIC, totaled $100 million, down $56 million compared to the earlier quarter.

Noninterest expense was $1.4 billion for the first quarter of 2015, an increase of $37 million compared to the earlier quarter. This increase was driven by a $48 million increase in personnel expense and a $15 million increase in other expense, partially offset by a $13 million decrease in loan-related expense and other smaller decreases.

The provision for income taxes was $241 million for the first quarter of 2015, compared to $256 million for the earlier quarter. This produced an effective tax rate for the first quarter of 2015 of 30.6%, compared to 30.9% for the earlier quarter.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 15 vs.	Q1 15 vs.
	2015	2014	2014	Q4 14	Q1 14
				(annualized)
Insurance income	$440	$409	$427	30.7	3.0
Service charges on deposits	145	160	150	(38.0)	(3.3)
Mortgage banking income	110	128	74	(57.0)	48.6
Investment banking and brokerage fees and
commissions	94	112	88	(65.2)	6.8
Bankcard fees and merchant discounts	50	52	46	(15.6)	8.7
Trust and investment advisory revenues	56	56	54	―	3.7
Checkcard fees	39	42	38	(29.0)	2.6
Income from bank-owned life insurance	30	30	27	―	11.1
FDIC loss share income, net	(79)	(84)	(84)	(24.1)	(6.0)
Securities gains (losses), net	―	―	2	NM	(100.0)
Other income	112	117	105	(17.3)	6.7
Total noninterest income	$997	$1,022	$927	(9.9)	7.6

NM - not meaningful.

First Quarter 2015 compared to Fourth Quarter 2014

Noninterest income was $997 million for the first quarter, down $25 million compared to the prior quarter. This decrease was driven by lower mortgage banking income, investment banking and brokerage fees and commissions and service charges on deposits, partially offset by record insurance income. Mortgage banking income was $18 million lower than the prior quarter, primarily reflecting lower net mortgage servicing rights income. Investment banking and brokerage fees and commissions declined $18 million, driven by decreased capital markets activity. Service charges on deposits decreased $15 million, primarily due to a reduction in overdraft and nonsufficient funds fees. Insurance income was up $31 million compared to the prior quarter, primarily due to seasonal growth in employee benefit commissions.

First Quarter 2015 compared to First Quarter 2014

Noninterest income for the first quarter of 2015 increased $70 million, or 7.6%, compared to the earlier quarter. This increase was primarily driven by $36 million of higher mortgage banking income, which reflects higher gains on sales of loans, and improvement in commercial mortgage fee income due to higher loan volume. In addition, insurance income was up $13 million primarily due to higher property and casualty insurance commissions.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 15 vs.	Q1 15 vs.
	2015	2014	2014	Q4 14	Q1 14
				(annualized)
Personnel expense	$830	$794	$782	18.4	6.1
Occupancy and equipment expense	167	168	176	(2.4)	(5.1)
Loan-related expense	38	71	51	(188.5)	(25.5)
Software expense	44	45	43	(9.0)	2.3
Professional services	24	38	33	(149.4)	(27.3)
Outside IT services	30	27	27	45.1	11.1
Regulatory charges	23	24	29	(16.9)	(20.7)
Amortization of intangibles	21	22	23	(18.4)	(8.7)
Foreclosed property expense	13	10	9	121.7	44.4
Merger-related and restructuring charges, net	13	18	8	(112.7)	62.5
Other expense	219	177	204	96.2	7.4
Total noninterest expense	$1,422	$1,394	$1,385	8.1	2.7

First Quarter 2015 compared to Fourth Quarter 2014

Noninterest expense was $1.4 billion for the first quarter, up $28 million compared to the prior quarter. Other expense increased $42 million, primarily due to prior period benefits for franchise taxes and insurance-related expense. Personnel expense was up $36 million, driven by an $18 million increase in qualified pension plan expense due to higher amortization of net actuarial losses and higher service cost. Personnel expense was also impacted by the seasonal increase in payroll taxes due to the annual reset of social security limits, partially offset by lower incentives and fewer full-time equivalent employees. Loan-related expense decreased primarily due to a $27 million charge in the earlier quarter. Professional services declined $14 million due to lower legal fees and a reduction in consulting costs associated with strategic projects.

First Quarter 2015 compared to First Quarter 2014

Noninterest expense for the first quarter of 2015 was $37 million higher than the same period of 2014. The increase was primarily driven by higher personnel expense and other expense, partially offset by lower loan-related expense. The increase in personnel expense of $48 million reflects an $18 million increase in qualified pension plan expense that was driven by higher amortization of net actuarial losses and higher service cost. Personnel expense also increased due to higher production-related incentives due to strong performance at fee income-generating businesses and an increase in employee health costs, partially offset by approximately 1,600 fewer full-time equivalent employees.

Other expense was $15 million higher than the earlier quarter primarily due to current period charges associated with vacated property, prior period gains on sales of property and higher current period depreciation on property held under operating leases due to an increase in the size of the portfolio. The decrease in loan-related expense of $13 million was primarily due to a reduction in residential mortgage reserves.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 15 vs.	Q1 15 vs.
	2015	2014	2014	Q4 14	Q1 14
				(annualized)
Commercial and industrial	$41,448	$40,383	$38,435	10.7	7.8
CRE - income producing properties	10,680	10,681	10,293	―	3.8
CRE - construction and development	2,734	2,772	2,454	(5.6)	11.4
Direct retail lending	8,191	8,085	9,349	5.3	(12.4)
Sales finance	10,498	10,247	9,428	9.9	11.3
Revolving credit	2,385	2,427	2,357	(7.0)	1.2
Residential mortgage	30,427	31,046	30,635	(8.1)	(0.7)
Other lending subsidiaries	11,318	11,351	10,236	(1.2)	10.6
Acquired from the FDIC	1,156	1,309	1,874	(47.4)	(38.3)
Total loans and leases held for investment	$118,837	$118,301	$115,061	1.8	3.3

Average loans held for investment for the first quarter of 2015 were $118.8 billion, up $536 million compared to the fourth quarter of 2014. The increase in average loans held for investment was primarily due to an increase of $1.1 billion in commercial and industrial average loans and a $251 million increase in average sales finance loans. These increases were partially offset by a $619 million decline in average residential mortgage loans and continued run-off of loans acquired from the FDIC.

Average commercial and industrial loans increased $1.1 billion, or 10.7% annualized, which reflects growth from large corporate clients and increased mortgage warehouse lending due to refinance activity. Average sales finance loans were up an annualized 9.9% primarily due to portfolio purchases.

The decrease of $619 million, or 8.1% annualized, in the residential mortgage portfolio reflects the continued strategy to sell all conforming residential mortgage loan production and the $140 million loan sale that occurred late in the fourth quarter of 2014.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 15 vs.	Q1 15 vs.
	2015	2014	2014	Q4 14	Q1 14
				(annualized)
Noninterest-bearing deposits	$39,701	$39,130	$35,392	5.9	12.2
Interest checking	20,623	19,308	18,615	27.6	10.8
Money market and savings	51,644	51,176	48,767	3.7	5.9
Time deposits	17,000	20,041	21,935	(61.5)	(22.5)
Foreign office deposits - interest-bearing	563	660	1,009	(59.6)	(44.2)
Total deposits	$129,531	$130,315	$125,718	(2.4)	3.0

Average deposits for the first quarter were $129.5 billion, a decrease of $784 million or 2.4% annualized compared to the prior quarter. The change in average deposits reflects improved mix, with noninterest-bearing deposits up $571 million, or 5.9% annualized, while interest-bearing balances were down $1.4 billion, or 6.0% annualized. The acquisition of 41 branches in Texas had an estimated $55 million favorable impact on average noninterest-bearing deposits and a $180 million impact on average interest-bearing deposits. Noninterest-bearing deposits represented 30.6% of total average deposits for the first quarter, compared to 30.0% for the prior quarter and 28.2% a year ago.

The growth in average noninterest-bearing deposits includes an increase in average consumer accounts totaling $485 million and an increase in average public funds accounts totaling $381 million, partially offset by a decrease in average commercial accounts totaling $297 million.

The decline in interest-bearing accounts was driven by a $3.0 billion decline in time deposits, partially offset by a $1.3 billion increase in interest checking and a $468 million increase in money markets and savings.

The cost of interest-bearing deposits was 0.25% for the first quarter, flat compared to the prior quarter.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q1	Q4	Q1	Q1 15 vs.	Q1 15 vs.
Segment Net Income	2015	2014	2014	Q4 14	Q1 14
Community Banking	$210	$251	$215	$(41)	$(5)
Residential Mortgage Banking	64	82	63	(18)	1
Dealer Financial Services	43	34	35	9	8
Specialized Lending	57	64	59	(7)	(2)
Insurance Services	72	65	75	7	(3)
Financial Services	66	79	67	(13)	(1)
Other, Treasury and Corporate	35	28	59	7	(24)
Total net income	$547	$603	$573	$(56)	$(26)

First Quarter 2015 compared to Fourth Quarter 2014

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

Community Banking net income was $210 million for the first quarter of 2015, a decrease of $41 million compared to the prior quarter. Segment net interest income decreased $21 million, primarily driven by lower funding spreads on deposits and lower commercial loan and revolving credit balances, partially offset by deposit growth and higher credit spreads on retail loans and revolving credit. Noninterest income decreased $25 million, primarily due to lower service charges on deposits, bankcard fees and checkcard fees. The allocated provision for credit losses decreased $7 million as the result of slower loan growth and lower commercial and retail loan net charge-offs. Noninterest expense increased $21 million driven by higher incentive expense. The increase in noninterest expense was also driven by higher payroll taxes, pension expense and franchise taxes, partially offset by lower loan processing expense. Average loans grew $25 million, or 0.2% on an annualized basis, while average transaction account deposits grew $1.7 billion, or 12.8% on an annualized basis.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by BB&T as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government guaranteed and conventional loans for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $64 million for the first quarter of 2015, a decrease of $18 million compared to the prior quarter. Segment net interest income decreased $11 million, primarily the result of lower rates on new loans and lower average loan balances consistent with the current strategy of selling substantially all conforming mortgage loan production. Noninterest income decreased $16 million, driven by a reduction in mortgage servicing income. The allocated provision for credit losses reflected a benefit of $12 million in the first quarter of 2015, compared to a benefit of $38 million in the prior quarter, primarily due to the loan sale that occurred in the fourth quarter of 2014 and a moderation in the improvement in loss severity trends. Noninterest expense decreased $25 million driven by the previously mentioned $27 million charge related to the ongoing review of mortgage lending processes in the prior quarter.

Dealer Financial Services

Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and, in conjunction with the Community Bank, provides financing and servicing to dealers for their inventories.

Dealer Financial Services net income was $43 million for the first quarter of 2015, an increase of $9 million over the prior quarter. Segment net interest income increased $3 million, primarily driven by growth in the Dealer Finance and Regional Acceptance loan portfolios and the inclusion of dealer floor plan loans in the segment during the current quarter, partially offset by a lower number of days during the quarter. The allocated provision for credit losses decreased $16 million, primarily due to seasonally lower net charge-offs and lower expectations of loss severity related to the non-prime automobile loan portfolio. Adjusted for the inclusion of dealer floor plan loans, Dealer Financial Services grew average loans by $365 million, or 11.2%, on an annualized basis.

Specialized Lending

Specialized Lending consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance.

Specialized Lending net income was $57 million for the first quarter of 2015, a decrease of $7 million compared to the prior quarter. Segment net interest income decreased $3 million driven by a lower number of days during the quarter, partially offset by higher credit spreads on loans. Noninterest income decreased $5 million driven by lower commercial mortgage income and lower gains on finance leases. The allocated provision for credit losses increased $6 million as the rate of improvement in credit trends has stabilized and the commercial finance loan portfolio experienced higher charge-offs. Specialized Lending grew average loans by $158 million, or 4.0% on an annualized basis.

Insurance Services

BB&T’s insurance agency / brokerage network is the fifth largest in the United States and sixth largest in the world. Insurance Services provides property and casualty, life and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, Insurance Services underwrites a limited amount of property and casualty coverage. On April 1, BB&T announced an agreement to increase its partnership interest in AmRisc and to sell American Coastal Insurance Company, subject to regulatory approval.

Insurance Services net income was $72 million in the first quarter of 2015, an increase of $7 million over the prior quarter. Insurance Service’s noninterest income increased $21 million, which primarily reflects a seasonal increase in employee benefits insurance commissions and higher performance-based commercial property and casualty insurance commissions. Noninterest expense increased $21 million driven by higher payroll tax, defined contribution and pension expense and a reduction in certain actuarially determined loss reserves in the prior quarter.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc. The segment also includes BB&T Securities, a full-service brokerage and investment banking firm, the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships and client derivatives, and BB&T Capital Partners, which manages the company’s private equity investments.

Financial Services net income was $66 million in the first quarter of 2015, a decrease of $13 million compared to the prior quarter. Noninterest income decreased $19 million as the result of lower capital market activity. The allocated provision for credit losses increased $6 million as the result of portfolio mix and a stabilization in the rate of improvement in credit trends in the Corporate Banking loan portfolio. Noninterest expense decreased $10 million compared to the prior quarter, driven by lower incentive expense and operating charge-offs.

Financial Services generated significant loan growth, with Corporate Banking’s average loan balances increasing $837 million, or an annualized 34.0%, over the prior quarter, while BB&T Wealth’s average loan balances increased $80 million, or 25.6% on an annualized basis. Excluding certain commercial deposit accounts that were assigned to Wealth in the current quarter, average deposits grew $736 million, or 23.9% annualized.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

In the first quarter of 2015, Other, Treasury & Corporate generated net income of $35 million, an increase of $7 million over the prior quarter. Segment net interest income increased $7 million, driven by lower funding credits on deposits allocated to other segments. Noninterest income increased $20 million, primarily due to higher intercompany income and FDIC loss share income. Noninterest expense increased $22 million, primarily due to the previously discussed $15 million benefit for anticipated state franchise tax refunds in the prior quarter and higher fringe benefit expense, partially offset by lower incentive expense.

First Quarter 2015 compared to First Quarter 2014

Community Banking

Community Banking net income was $210 million for the first quarter of 2015, a decrease of $5 million compared to the earlier quarter. Segment net interest income decreased $14 million, primarily driven by lower rates on new loans and lower funding spreads on deposits, partially offset by growth in commercial real estate and direct retail loans. Noninterest income decreased $8 million, primarily due to lower service charges on deposits, international factoring commissions and letter of credit fees. The allocated provision for credit losses decreased $3 million as the result of lower commercial and retail loan net charge-offs. Noninterest expense decreased $11 million driven by lower personnel, professional services, regulatory and loan processing expense, partially offset by higher franchise taxes.

Residential Mortgage Banking

Residential Mortgage Banking net income was $64 million for the first quarter of 2015, an increase of $1 million over the earlier quarter. Segment net interest income decreased $18 million, primarily the result of strategic loan sales during 2014, lower rates on new loans and a current strategy of selling substantially all conforming mortgage loan production. Noninterest income increased $24 million, driven by higher gains on residential mortgage loan production and sales and an increase in net mortgage servicing rights valuation adjustments. The allocated provision for credit losses reflected a benefit of $12 million in the first quarter of 2015, compared to a benefit of $20 million in the earlier quarter, primarily due to a moderation in the rate of improvement in loss severity trends. Noninterest expense decreased $6 million, driven by lower loan processing and personnel expense.

Dealer Financial Services

Dealer Financial Services net income was $43 million for the first quarter of 2015, an increase of $8 million over the earlier quarter. Segment net interest income increased $11 million, primarily driven by growth in the Dealer Finance and Regional Acceptance loan portfolios and the inclusion of dealer floor plan loans in the segment during the current quarter. The allocated provision for credit losses decreased $9 million, primarily due to lower charge-offs related to the non-prime automobile loan portfolio.

Specialized Lending

Specialized Lending net income was $57 million for the first quarter of 2015, a decrease of $2 million compared to the earlier quarter. Noninterest income increased $15 million, driven by higher commercial mortgage and operating lease income. The allocated provision for credit losses increased $10 million as the rate of improvement in credit trends has stabilized and the commercial finance loan portfolio experienced higher charge-offs. Noninterest expense increased $8 million, primarily due to higher personnel expense, depreciation of property under operating leases and operating charge-offs.

Insurance Services

Insurance Services net income was $72 million in the first quarter of 2015, a decrease of $3 million compared to the earlier quarter. Insurance Service’s noninterest income increased $11 million, which primarily reflects higher new and renewal commercial property and casualty insurance business and higher employee benefit commissions. Allocated corporate expenses increased $8 million primarily due to the centralization of certain corporate support functions during mid-2014. The resulting decrease in salary expense was partially offset by higher incentive and fringe benefit expense.

Financial Services

Financial Services net income was $66 million in the first quarter of 2015, a decrease of $1 million compared to the earlier quarter. Segment net interest income increased $16 million, driven by Corporate Banking and BB&T Wealth loan and deposit growth. Noninterest income increased $21 million as the result of higher investment commissions, investment banking revenue and income from private equity investments. The allocated provision for credit losses increased $24 million as the result of portfolio mix and a stabilization in the rate of improvement in credit trends in the Corporate Banking portfolio. Noninterest expense increased $15 million compared to the earlier quarter, driven by higher incentive expense.

Other, Treasury & Corporate

Other, Treasury & Corporate net income was $35 million, a decrease of $24 million compared to the earlier quarter. Segment net interest income decreased $33 million driven by runoff in loans acquired from the FDIC. Noninterest income increased $8 million, primarily due to higher FDIC loss share income. The allocated provision for credit losses reflected a benefit of $9 million in the first quarter of 2015, compared to a benefit of $18 million in the earlier quarter, primarily due to a release in the reserve for unfunded lending commitments in the earlier period driven by improvements related to the mix of lines of credit, letters of credit, and bankers’ acceptances. Noninterest expense increased $31 million, primarily due to higher salary, employee insurance, and pension expense and merger-related charges. Allocated corporate expense decreased by $19 million compared to the earlier quarter as the result of higher expense allocations to the other segments related to internal business initiatives and the continued centralization of certain support functions into the respective corporate centers.

CAPITAL RATIOS (1)
	Basel III	Basel I
	Q1	Q4	Q3	Q2	Q1
	2015	2014	2014	2014	2014
Risk-based:
Common equity Tier 1 (%)	10.5	N/A	N/A	N/A	N/A
Tier 1 (%)	12.2	12.4	12.4	12.1	12.1
Total (%)	14.5	14.9	15.1	14.4	14.6
Leverage (%)	10.1	9.9	9.7	9.5	9.5
Tangible common equity to tangible assets (%) (2)	8.0	8.0	7.9	7.7	7.6

(1)	Regulatory capital ratios are preliminary.
(2)	Tangible common equity and related ratios are non-GAAP measures. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

Capital levels remained strong at March 31, 2015. BB&T declared total common dividends of $0.24 during the first quarter of 2015, which resulted in a dividend payout ratio of 35.3%. Risk-based capital ratios were down slightly from the prior quarter as higher levels of capital were offset by increased risk-weighted assets. Risk-weighted assets increased primarily due to higher risk-weights associated with Basel III.

BB&T’s estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 10.3% at both March 31, 2015 and December 31, 2014.

BB&T’s liquidity coverage ratio was approximately 130% at March 31, 2015, compared to the regulatory minimum of 90%. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 13.7% at March 31, 2015.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q1	Q4	Q1	Q1 15 vs.	Q1 15 vs.
	2015	2014	2014	Q4 14	Q1 14
Total nonperforming assets	$765	$782	$1,084	$(17)	$(319)
Total loans 90 days past due and still accruing	392	535	666	(143)	(274)
Total loans 30-89 days past due	759	896	935	(137)	(176)
Total performing TDRs	996	1,050	1,664	(54)	(668)

Nonperforming loans and leases as a percentage of
loans and leases held for investment (%)	0.50	0.51	0.78	(0.01)	(0.28)
Nonperforming assets as a percentage of total assets (%)	0.40	0.42	0.59	(0.02)	(0.19)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.22	1.23	1.41	(0.01)	(0.19)
Net charge-offs as a percentage of average loans and
leases (%) annualized	0.34	0.39	0.56	(0.05)	(0.22)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	3.60	3.21	2.54	0.39	1.06
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	2.45	2.39	1.82	0.06	0.63

(1)	Excludes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets decreased $17 million, or 2.2%, during the quarter ended March 31, 2015. At March 31, 2015, nonperforming loans and leases represented 0.50% of loans and leases held for investment, compared to 0.51% at December 31, 2014.

Loans 30-89 days past due and still accruing, excluding government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase, totaled $759 million at March 31, 2015, a decrease of $137 million compared to the prior quarter. This includes a decline of $86 million for other lending subsidiaries driven by seasonality and a decline of $48 million for residential mortgage, which reflects improved credit quality and the lower balances in that portfolio.

Loans 90 days or more past due and still accruing totaled $392 million at March 31, 2015, a decrease of $143 million compared to the prior quarter. This includes a $105 million decrease in residential mortgage balances, which reflects improved credit quality and lower average balances. Delinquencies on loans acquired from the FDIC declined $34 million, primarily due to continued runoff of those balances. Excluding loans acquired from the FDIC, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.20% at March 31, 2015, a decline of nine basis points compared to the prior quarter.

Total performing TDRs were $996 million at March 31, 2015, a decrease of $54 million compared to December 31, 2014. This decline reflects broad-based improvement in credit quality.

Net charge-offs during the first quarter totaled $101 million, a decline of $15 million compared to the prior quarter. This decline is primarily due to net charge-offs on loans acquired from the FDIC in the earlier quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.34%, compared to 0.39% in the prior quarter.

The allowance for loan and lease losses, excluding the allowance for loans acquired from the FDIC was $1.4 billion, essentially flat compared to the prior quarter. The allowance for loans acquired from the FDIC was $57 million, down $7 million. As of March 31, 2015, the total allowance for loan and lease losses was 1.22% of total loans and leases held for investment, compared to 1.23% at December 31, 2014. The allowance for loan and lease losses was 2.45 times nonperforming loans and leases held for investment, compared to 2.39 times at December 31, 2014. At March 31, 2015, the allowance for loan and lease losses was 3.60 times annualized net charge-offs, compared to 3.21 times at December 31, 2014.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T’s live first quarter 2015 earnings conference call at 8 a.m. (ET) today, please call 1-888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at www.bbt.com. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 4313363).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at www.bbt.com.

BB&T’s first quarter 2015 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.bbt.com.

About BB&T

As of March 31, 2015, BB&T is one of the largest financial services holding companies in the U.S. with $189.2 billion in assets and market capitalization of $28.2 billion. Based in Winston-Salem, N.C., the company operates 1,875 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

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Capital ratios are preliminary. Credit quality data excludes government guaranteed GNMA loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	Tangible common equity and related ratios are non-GAAP measures. The return on average risk-weighted assets is a non-GAAP measure. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.
•	The ratio of loans greater than 90 days and still accruing interest as a percentage of loans held for investment has been adjusted to remove the impact of loans that are or were covered by FDIC loss sharing agreements. Management believes that their inclusion may result in distortion of these ratios such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

•	Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T’s management uses these measures in their analysis of the Corporation’s performance. BB&T’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.
•	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.
•	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition. BB&T’s management believes that the exclusion of the generally higher yielding assets acquired in the Colonial acquisition from the calculation of net interest margin provides investors with useful information related to the relative performance of the remainder of BB&T’s earning assets.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T’s First Quarter 2015 Quarterly Performance Summary, which is available on BB&T’s website at www.bbt.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T that are based on the beliefs and assumptions of the management of BB&T and the information available to management at the time that these disclosures were prepared. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “could,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following:

•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;
•	disruptions to the credit and financial markets, either nationally or globally, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies and the adverse effects of recessionary conditions in Europe;
•	changes in the interest rate environment and cash flow reassessments may reduce NIM and/or the volumes and values of loans made or held as well as the value of other financial assets held;
•	competitive pressures among depository and other financial institutions may increase significantly;
•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
•	a reduction may occur in BB&T’s credit ratings;
•	adverse changes may occur in the securities markets;
•	competitors of BB&T may have greater financial resources and develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
•	natural or other disasters could have an adverse effect on BB&T in that such events could materially disrupt BB&T’s operations or the ability or willingness of BB&T’s customers to access the financial services BB&T offers;
•	costs or difficulties related to the integration of the businesses of BB&T and its merger partners may be greater than expected;
•	expected cost savings or revenue growth associated with completed mergers and acquisitions may not be fully realized or realized within the expected time frames;
•	significant litigation could have a material adverse effect on BB&T;
•	deposit attrition, customer loss and/or revenue loss following completed mergers and acquisitions may be greater than expected;
•	cyber-security risks, including “denial of service,” “hacking” and “identity theft,” could adversely affect BB&T’s business, financial performance, or reputation;
•	failure to implement part or all of the Company’s new ERP system could result in impairment charges that adversely impact BB&T’s financial condition and results of operations and could result in significant additional costs to BB&T; and
•	failure to execute on the Company’s strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions, could adversely impact BB&T’s financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.